UNITED STATES

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Accenture SCA
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ACCENTURE SCA

Notice of Annual General Meeting of Shareholders

to be held on November 16, 2009

The shareholders of Accenture SCA, a Luxembourg partnership limited by shares (société en commandite par actions) registered with the Luxembourg Trade and Companies Register under the number B 79874, with registered and principal executive offices at 46A, avenue J.F. Kennedy L-1855 Luxembourg (“Accenture SCA” or the “Company”), are cordially invited to attend the

ANNUAL GENERAL MEETING

which will be held on November 16, 2009, at 12:00 noon, local time, at the offices of Allen & Overy Luxembourg at 33 avenue J.F. Kennedy L-1855 Luxembourg (the “Annual General Meeting”) split into an extraordinary and an ordinary part and having the following agenda:

Six extraordinary items:

1.	Reclassification of all of the Class II common shares and Class III common shares (including the Class III letter shares) of the Company into Class I common shares (the “Reclassification”) and

(i) amendment to paragraph 1 of article 5 of the Company’s articles of association, so as to read:

“The Company has a subscribed, issued and fully paid nominal share capital of EUR 1,311,290,080 (one billion three hundred and eleven million two hundred and ninety thousand eighty Euro) divided into 1 (one) unlimited share (action de commandité) held by the General Partner and having a par value of one Euro and twenty-five cents (EUR 1.25) and 1,049,032,063 (one billion forty-nine million thirty-two thousand sixty-three) limited shares (actions de commanditaires) held by the Limited Shareholders having a par value of one Euro and twenty-five cents (EUR 1.25) each, representing an aggregate number of 1,049,032,064 (one billion forty-nine million thirty-two thousand sixty-four) Class I Common Shares (the “Shares”).”; and

(ii) deletion of references to the Class II common shares and Class III common shares (including the Class III letter shares) in the Company’s articles of association;

2.	Authorization and empowerment of the Company’s general partner to pay up to a certain amount taken from the Company’s distributable reserves as interim dividends and related amendments to the last paragraph of article 19 of the Company’s articles of association, so as to read:

“The General Partner may decide to pay interim dividends under the conditions and within the limits laid down in the Law. According to the provisions of the Law, the General Partner may proceed to the payment of interim dividends not more than two months after the date at which interim accounts have been made up in that respect. The payment of dividends, if fully or partially drawn from distributable reserves, whether or not the premium reserve, requires the prior authorisation of a general meeting of Shareholders. Such authorisation can be given for a specific event and a specific transaction or be a general authorisation and cover a number of transactions or cover a certain period of time.”;

3.	Replacement of Accenture Ltd by Accenture plc as general partner of the Company and related amendments to the first paragraph of article 1 of the Company’s articles of association, so as to read:

“There exists a partnership limited by shares (société en commandite par actions) under the name of Accenture SCA (hereinafter referred to as the “Company” or “Accenture SCA”) among Accenture plc, a public limited company organised under the laws of Ireland, being the general partner (associé - gérant commandité) (the “General Partner” or “Accenture plc”) of Accenture SCA, and the current limited shareholders (associés commanditaires) (the “Limited Shareholders”) of the Company and all those persons who shall become Limited Shareholders of the Company.”;

4.	Renewal of the authorization and empowerment to the Company’s general partner with respect to the authorized share capital of the Company and related amendment to the Company’s articles of association to:

(i) the nineteenth paragraph of article 5 of the Company’s articles of association, so as to read:

“Notwithstanding the preceding paragraph, the General Partner of the Company is authorised and empowered to render effective an increase of the subscribed and issued capital, in whole or in part, from time to time, within a period starting as of 16 November 2009, and expiring on the fifth anniversary of such date, by issuing Shares representing such whole or partial increase of the capital up to the total amount of the Authorised Share Capital (as defined hereafter) and for the number of Shares being the object of the authorisation. The General Partner shall accept, to the extent required, subscriptions for such Shares.”,

(ii) the twentieth paragraph of article 5 of the Company’s articles of association, so as to read:

“The authorised capital of the Company is set at EUR 50,000,000,000 (fifty billion Euro) (the “Authorised Share Capital”) consisting of 40,000,000,000 (forty billion) Class I Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each.”,

(iii) the twenty-first paragraph of article 5 of the Company’s articles of association, so as to read:

“The General Partner is authorised and empowered for a period of five (5) years starting on 16 November 2009 to issue Class I Common Shares from time to time in one or several series bearing different numbers or letters in order to identify them.” and

(iv) the twenty-third paragraph of article 5 of the Company’s articles of association, so as to read:

“The General Partner is authorised and empowered for the same period of five (5) years starting on 16 November 2009 to determine the conditions attaching to any subscription of Shares and to determine the amount of issue premium (if any) which will have to be paid, and it may, from time to time, effect such whole or partial increase upon the conversion of any net profit of the Company into capital and the attribution of fully-paid Shares to Shareholders.”;

5.	Amendments to article 8 of the Company’s articles of association regarding transfer restrictions on shares, so as to read:

“Each Shareholder who is an employee of the Company or any of its subsidiary or associated companies will comply with any restrictions on Transfer relating to Class I Common Shares imposed by the Company pursuant to the Company’s insider trading policies from time to time and notified to such Shareholder from time to time.”; and

6.	Amendment to the share register of the Company with respect to the Reclassification and granting of power and authority to any officer or authorized signatory of the Company’s general partner to update and sign the share register of the Company.

Eight ordinary items:

1.	Presentation of (i) the report on the annual accounts issued by Accenture Ltd, as general partner of Accenture SCA, (ii) the report of the statutory auditor (commissaire aux comptes) of Accenture SCA and (iii) the report of the external auditor (réviseur d’entreprises) of Accenture SCA for the year ended August 31, 2009;

2.	Approval of (i) the balance sheet, (ii) the profit and loss accounts and (iii) the notes to the accounts of Accenture SCA as of and for the year ended August 31, 2009;

3.	Allocation of the results of Accenture SCA as of and for the year ended August 31, 2009 and declaration of a cash dividend in a per share amount of USD $0.75 to each holder of a Class I common share of Accenture SCA of record as of October 13, 2009 and authorization to the general partner of Accenture SCA to determine any applicable terms in respect of the payment of the dividend;

4.	Authorization and granting of power to the general partner of Accenture SCA to pay up to EUR 300 million taken from the distributable reserves of Accenture SCA as interim dividends between November 16, 2009 and November 14, 2010;

5.	Discharge of the respective duties of Accenture Ltd, as general partner of Accenture SCA, the statutory auditor and the external auditor in connection with the year ended August 31, 2009;

6.	Re-appointment of KPMG S.à r.l. as the external auditor of Accenture SCA on a stand-alone basis for the year ending August 31, 2010, subject to approval by the Audit Committee of the general partner of Accenture SCA of the engagement of KPMG S.à r.l. as the external auditor of Accenture SCA, in satisfaction of the Luxembourg law requirement that Accenture SCA’s shareholders appoint a supervisory board or external auditor of Accenture SCA’s annual accounts;

7.	Re-appointment of KPMG LLP as the independent auditor of Accenture SCA on a consolidated basis with its subsidiaries for the year ending August 31, 2010, subject to approval by the Audit Committee of the general partner of Accenture SCA of the engagement of KPMG LLP as the independent auditor of Accenture SCA; and

8.	Acknowledgement of the recording by way of notarial deed of the reclassification of Class I common shares into Class III common shares of Accenture SCA in the period from October 8, 2008 up to and including November 16, 2009.

The foregoing items of business are more fully described in the information statement accompanying this notice.

Shareholders may obtain, free of charge, copies of (a) the stand-alone (i) balance sheet, (ii) profit and loss accounts and (iii) notes to the accounts of Accenture SCA for the year ended August 31, 2009, (b) the list of securities held by Accenture SCA, (c) the list of shareholders, if any, who have not fully paid up their shares with an indication of the number of shares and their contact details, (d) the report of the general partner of Accenture SCA, (e) the report of the external auditor, (f) the report of the statutory auditor and (g) the consolidated accounts of Accenture SCA by making a written request to the general partner of Accenture SCA c/o Accenture, 50 W. San Fernando Street, San Jose, CA 95113, United States of America, Attention: Secretary or at Accenture SCA’s registered office at 46A, avenue J.F. Kennedy L-1855 in Luxembourg.

Accenture Ltd, acting as general partner of Accenture SCA, has fixed 11:59 p.m., local time in Luxembourg on October 13, 2009 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual General Meeting. This means that only those persons who were registered holders in Luxembourg of Accenture SCA Class I common shares, Class II common shares or Class III common shares (including the Class III letter shares) at such time on that date will be entitled to receive notice of the Annual General Meeting and to attend and vote at the Annual General Meeting.

Any changes to the Class II common shares and Class III common shares (including the Class III letter shares) that will occur as a result of a reclassification of Accenture SCA’s shares between October 13, 2009 and the Annual General Meeting, including by virtue of the approval of the resolutions put to the vote of the shareholders in relation to the extraordinary items mentioned above, will take effect immediately. Assuming the resolutions put to the vote of the shareholders on these extraordinary items are passed, any shareholder holding Class II common shares and Class III common shares (including Class III letter shares) will, effective after the passing of the first extraordinary item, become the owner of that number of Class I common shares as corresponds to the Class II common shares and Class III common shares (including the Class III letter shares) held by it immediately prior to the vote on the first extraordinary item and taking into account any applicable reclassification ratio. As a result, each holder of Class II common shares and Class III common shares (including Class III letter shares) will be entitled to vote on the items of the agenda of the Annual General Meeting that follow the Reclassification that number of Class I common shares that it will have received as a result of the Reclassification, and each holder of Class II common shares and Class III common shares (including Class III letter shares) prior to the Reclassification will equally be entitled to any dividend which may be declared at the Annual General Meeting to the holders of Class I common shares.

The general partner of Accenture SCA is not asking you for a proxy in connection with the Annual General Meeting and you are requested not to send us a proxy.

ACCENTURE LTD,
acting as general partner of Accenture SCA

Dated: October 23, 2009

INFORMATION STATEMENT

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

Date, Time and Place

This information statement is provided to the shareholders of Accenture SCA, a Luxembourg partnership limited by shares with registered and principal executive offices at 46A, avenue J.F. Kennedy L-1855 Luxembourg (“Accenture SCA” or the “Company”) and registered with the Luxembourg Trade and Companies Register under the number B 79874, in connection with the annual general meeting of Accenture SCA’s shareholders to be held at 12:00 noon local time on November 16, 2009 (the “Annual General Meeting”). The Annual General Meeting will be held at the offices of Allen & Overy Luxembourg at 33 avenue J.F. Kennedy L-1855 Luxembourg. This information statement is first being sent to shareholders on or about October 23, 2009.

Who Can Vote; Votes Per Share

All persons who are registered holders of Accenture SCA Class I common shares, Class II common shares or Class III common shares (including Class III letter shares) at 11:59 p.m., local time in Luxembourg, on October 13, 2009 are shareholders of record for the purposes of the Annual General Meeting and will be entitled to vote at the Annual General Meeting. As of such time, there were outstanding 105,270,629 Class I common shares held by 1,626 shareholders of record, 470,958,308 Class II common shares (which number does not include issued shares held by Accenture SCA and/or its subsidiaries), all of which are held by Accenture plc (together with its controlled subsidiaries, “Accenture”), the parent company of Accenture SCA’s general partner Accenture Ltd, and 618,976,850 Class III common shares (including the Class III letter shares) (which number does not include issued shares held by Accenture SCA and/or its subsidiaries), all of which are also held directly by Accenture plc except one share held by Accenture Ltd. These shareholders of record will be entitled to one vote per Class I common share, Class II common share and Class III common share (including Class III letter shares) on all matters submitted to a vote of shareholders, so long as those votes are represented at the Annual General Meeting. Your shares will be represented if you attend and vote at the Annual General Meeting in person or by proxy.

Quorum and Voting Requirements

There are six extraordinary and eight ordinary items to be considered at the Annual General Meeting.

Under Luxembourg law and Accenture SCA’s articles of association, there must be established a quorum of half of Accenture SCA’s outstanding shares represented and voting at the Annual General Meeting for the purpose of approving the extraordinary items. There are no quorum requirements for ordinary items.

In order to be approved, ordinary items being considered require the affirmative vote of a majority of the votes cast. Approval of the extraordinary items being considered requires a two-thirds majority vote of the votes cast. Abstentions will not affect the voting results. In addition, where the resolution of the Annual General Meeting is such as to change the rights of a specific class of shares, the resolution must, in order to be valid, fulfill the conditions as to quorum and majority indicated above for the extraordinary items with respect to that class.

Accenture plc (which, subject to the approval of the shareholders on the third extraordinary item of the Annual General Meeting, will be appointed as the new general partner of Accenture SCA) intends to vote all of the shares that it holds in favor of approving each of the items set out in the agenda of the Annual General Meeting. It is anticipated that Accenture plc shall hold at least 91% of the aggregate outstanding Accenture SCA common shares as of October 13, 2009 and therefore will have the power, acting by itself, to approve all matters scheduled to be voted upon at the Annual General Meeting.

ITEMS OF BUSINESS FOR THE ANNUAL GENERAL MEETING

On September 1, 2009, Accenture Ltd, the general partner of Accenture SCA, and Accenture plc completed a transaction effected by way of a scheme of arrangement under Bermuda law (the “Scheme of Arrangement”) pursuant to which each holder of Accenture Ltd Class A common shares or Class X common shares outstanding immediately prior to the effectiveness of the Scheme of Arrangement received one Accenture plc Class A ordinary share or Class X ordinary share in exchange for each outstanding Accenture Ltd Class A common share or Class X common share, as applicable, and cash for any fractional shares (the “Transaction”). As a result of the Transaction, Accenture Ltd became a direct, wholly-owned subsidiary of Accenture plc. In addition, the outstanding Accenture SCA Class I common shares became redeemable for, at the election of Accenture SCA, cash or Accenture plc Class A ordinary shares instead of Accenture Ltd Class A common shares. In a transfer completed on October 13, 2009 and effective the date of the Transaction, Accenture Ltd transferred to Accenture plc all but one of the Accenture SCA Class II and Accenture SCA Class III common shares (including Accenture SCA Class III letter shares) that it previously held.

The agenda for the Annual General Meeting set forth below includes the six extraordinary and eight ordinary items of business. Extraordinary items nos. 1, 3 and 6 relate to the Transaction described above and the replacement of Accenture Ltd by its parent Accenture plc as the general partner of the Company. Extraordinary item no. 2 and ordinary item no. 4 relate to the approval by the Board of Directors of Accenture plc of a move to declare and pay cash dividends on a semi-annual basis beginning in fiscal 2010. Extraordinary item no. 4 relates to the renewal of certain authorizations of the general partner of Accenture SCA with respect to the authorized share capital of the Company. Extraordinary item no. 5 relates to the lapsing of certain transfer restrictions contained in the Accenture SCA articles of association. The remainder of the ordinary items relate to matters required to satisfy Luxembourg law requirements or requirements under Accenture SCA’s articles of association or minor conforming changes. The proposed amendments to Accenture SCA’s articles of association will be effective in respect of the shareholders of Accenture SCA upon passage by the shareholders of the proposed amendments at the meeting. The text of the proposed amendments to Accenture SCA’s articles of association is set forth on Annex A hereto.

EXTRAORDINARY ITEMS:

Item No. 1—Reclassification of All of the Class II Common Shares and Class III Common Shares (including the Class III Letter Shares) of the Company into Class I Common Shares and Subsequent Amendments to and Deletions in the Company’s Articles of Association

At the Annual General Meeting, the shareholders of Accenture SCA will be asked to vote on the reclassification of all of the Class II common shares and Class III common shares (including the Class III letter shares) of the Company into Class I common shares (the “Reclassification”). The purpose of the Reclassification of all of the Class II common shares and Class III common shares (including the Class III letter shares) of the Company into Class I common shares is the simplification of Accenture SCA’s shareholder structure (i.e., only Class I common shares will remain in issue by the Company after the Reclassification).

In connection with the Reclassification,

(i) paragraph 1 of article 5 of the Company’s articles of association would be amended, so as to read:

“The Company has a subscribed, issued and fully paid nominal share capital of EUR 1,311,290,080 (one billion three hundred and eleven million two hundred and ninety thousand eighty Euro) divided into 1 (one) unlimited share (action de commandité) held by the General Partner and having a par value of one Euro and twenty-five cents (EUR 1.25) and 1,049,032,063 (one billion forty-nine million thirty-two thousand sixty-three) limited shares (actions de commanditaires) held by the Limited Shareholders having a par value of one Euro and twenty-five cents (EUR 1.25) each, representing an aggregate number of 1,049,032,064 (one billion forty-nine million thirty-two thousand sixty-four) Class I Common Shares (the “Shares”).”; and

(ii) references to the Class II common shares and Class III common shares (including the Class III letter shares) would be deleted in the Company’s articles of association.

Item No. 2—Authorization and Empowerment of the Company’s General Partner to Pay Up to a Certain Amount Taken from the Company’s Distributable Reserves as Interim Dividends and Related Amendments to the Company’s Articles of Association

At the Annual General Meeting, the shareholders of Accenture SCA will be asked to vote on (i) the authorization and empowerment of the Company’s general partner to pay up to a certain amount taken from the Company’s distributable reserves as interim dividends and (ii) the maximum amount that the Company’s general partner will be authorized to pay to the Company’s shareholders until the next annual general meeting of the Company without there being a need for a shareholders’ resolution to be taken.

In September 2009, the Board of Directors of Accenture plc announced a move to declare and pay cash dividends on a semi-annual basis beginning in fiscal 2010. As a result, the Company also intends to begin paying cash dividends on its shares on a semi-annual basis. Under Luxembourg law any such dividend payments must be funded through profits of the year or a distribution from the distributable reserves of the Company. This authorization would permit payment of interim dividends from the Company’s distributable reserves. Approval of this proposal would mean that shareholders would not be asked to separately approve any such interim dividends if made from distributable reserves prior to the next annual general meeting.

In connection with this action, the last paragraph of article 19 of the Company’s articles of association would be amended, so as to read:

“The General Partner may decide to pay interim dividends under the conditions and within the limits laid down in the Law. According to the provisions of the Law, the General Partner may proceed to the payment of interim dividends not more than two months after the date at which interim accounts have been made up in that respect. The payment of dividends, if fully or partially drawn from distributable reserves, whether or not the premium reserve, requires the prior authorisation of a general meeting of Shareholders. Such authorisation can be given for a specific event and a specific transaction or be a general authorisation and cover a number of transactions or cover a certain period of time.”

Item No. 3—Replacement of Accenture Ltd by Accenture plc as General Partner of the Company and Related Amendments to the Company’s Articles of Association

At the Annual General Meeting, the shareholders of Accenture SCA will be asked to vote on the replacement of Accenture Ltd (the parent company of Accenture prior to September 1, 2009) by Accenture plc (the parent company of Accenture since September 1, 2009) as general partner of the Company. As a result of Accenture plc having become Accenture’s parent company in connection with the Transaction, the replacement of Accenture Ltd, which was the parent company of Accenture prior to September 1, 2009, with Accenture plc is necessary in order to mirror the structure prior to September 1, 2009. Historically our general partner has been the publicly traded reporting company of the Accenture group of companies, which is currently Accenture plc. We believe that it is in the best interests of our shareholders to continue that structure. In addition, Accenture Ltd previously announced that it intends to wind down its affairs subsequent to the Transaction.

In connection with this action, the first paragraph of article 1 of the Company’s articles of association would be amended, so as to read:

“There exists a partnership limited by shares (société en commandite par actions) under the name of Accenture SCA (hereinafter referred to as the “Company” or “Accenture SCA”) among Accenture plc, a public limited company organised under the laws of Ireland, being the general partner (associé - gérant commandité) (the “General Partner” or “Accenture plc”) of Accenture SCA, and the current limited shareholders (associés commanditaires) (the “Limited Shareholders”) of the Company and all those persons who shall become Limited Shareholders of the Company.”

In addition, references to Accenture Ltd and Accenture Ltd’s shares in the Company’s articles of association would be replaced with references to Accenture plc and Accenture plc’s shares.

Item No. 4—Renewal of the Authorization and Empowerment to the Company’s General Partner with Respect to the Authorized Share Capital of the Company and Related Amendments to the Company’s Articles of Association

At the Annual General Meeting, the shareholders of Accenture SCA will be asked to vote on the renewal of the authorization and empowerment granted to the Company’s general partner with respect to the authorized share capital of the Company. Luxembourg corporate law requires that shareholders approve in advance the delegation of authority from them to the general partner of the Company to determine the amount of authorized share capital, authorize any increases to authorized share capital, issue shares without reserving subscription rights to all or part of the existing shareholders and determine any conditions attaching to any subscription of shares. The delegation of authority may be given for a period not to exceed five years.

The current articles of association of Accenture SCA contemplate that the authorization and empowerment to the Company’s general partner with respect to the authorized share capital of the Company will end on June 28, 2010, prior to the next annual general meeting of the Company’s shareholders. This amendment would renew this authorization and empowerment for another five-year period (i.e., until November 16, 2014), except that the authorization will apply to Class I shares only in contemplation of the reclassification of Class II and Class III shares into Class I shares outlined in extraordinary item no. 1. Approval of this proposal would mean that shareholders would not be asked to separately approve any such authorizations prior to November 17, 2014.

In connection with this action, amendments would be made to:

(i)	the nineteenth paragraph of article 5 of the Company’s articles of association, so as to read:

“Notwithstanding the preceding paragraph, the General Partner of the Company is authorised and empowered to render effective an increase of the subscribed and issued capital, in whole or in part, from time to time, within a period starting as of 16 November 2009, and expiring on the fifth anniversary of such date, by issuing Shares representing such whole or partial increase of the capital up to the total amount of the Authorised Share Capital (as defined hereafter) and for the number of Shares being the object of the authorisation. The General Partner shall accept, to the extent required, subscriptions for such Shares.”;

(ii)	the twentieth paragraph of article 5 of the Company’s articles of association, so as to read:

“The authorised capital of the Company is set at EUR 50,000,000,000 (fifty billion Euro) (the “Authorised Share Capital”) consisting of 40,000,000,000 (forty billion) Class I Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each.”;

(iii)	the twenty-first paragraph of article 5 of the Company’s articles of association, so as to read:

“The General Partner is authorised and empowered for a period of five (5) years starting on 16 November 2009 to issue Class I Common Shares from time to time in one or several series bearing different numbers or letters in order to identify them.”; and

(iv)	the twenty-third paragraph of article 5 of the Company’s articles of association, so as to read:

“The General Partner is authorised and empowered for the same period of five (5) years starting on 16 November 2009 to determine the conditions attaching to any subscription of Shares and to determine the amount of issue premium (if any) which will have to be paid, and it may, from time to time, effect such whole or partial increase upon the conversion of any net profit of the Company into capital and the attribution of fully-paid Shares to Shareholders.”

Item No. 5—Amendments to Article 8 of the Company’s Articles of Association Regarding Transfer Restrictions on Shares

At the Annual General Meeting, the shareholders of Accenture SCA will be asked to vote on amendments to article 8 of the Company’s articles of association regarding transfer restrictions on shares. The only transfer restrictions set forth in article 8 that remain are those imposed by the Company’s insider trading policies.

In connection with this action, article 8 of the Company’s articles of association would be amended so as to read:

“Each Shareholder who is an employee of the Company or any of its subsidiary or associated companies will comply with any restrictions on Transfer relating to Class I Common Shares imposed by the Company pursuant to the Company’s insider trading policies from time to time and notified to such Shareholder from time to time.”

Item No. 6—Amendment to the Share Register of the Company with Respect to the Reclassification and Granting of Power and Authority to any Officer or Authorized Signatory of the Company’s General Partner to Update and Sign the Share Register of the Company

At the Annual General Meeting, the shareholders of Accenture SCA will be asked to vote on the amendment to the share register of the Company with respect to the Reclassification and the granting of power and authority to any officer or authorized signatory of the Company’s general partner to update and sign the share register of the Company.

In addition to the changes set out above, minor conforming and other changes would be made to the Company’s articles of association. The text of all of the proposed amendments to the articles of association of Accenture SCA is set forth on Annex A to this information statement.

ORDINARY ITEMS:

Item No. 1—Presentation of the Report on Annual Accounts issued by Accenture Ltd, the general partner of Accenture SCA, the Report of the Statutory Auditor (commissaire aux comptes) and the Report of the External Auditor (réviseur d’entreprises)

At the Annual General Meeting, the shareholders will be presented (i) the report on the annual accounts issued by Accenture Ltd, as general partner of Accenture SCA, (ii) the report of the statutory auditor (commissaire aux comptes) of Accenture SCA and (iii) the report of the external auditor (réviseur d’entreprises) of Accenture SCA for the year ended August 31, 2009.

Item No. 2—Approval of the Financial Statements of Accenture SCA as of and for the Year Ended August 31, 2009

At the Annual General Meeting, the shareholders of Accenture SCA will be asked to vote on the approval of the balance sheet, the profit and loss accounts, the notes to the accounts and the allocation of the results of Accenture SCA as of and for the year ended August 31, 2009.

Item No. 3—Allocation of the Results of Accenture SCA as of and for the Year Ended August 31, 2009 and Declaration of a Per Share Cash Dividend of USD $0.75 on Class I Common Shares

At the Annual General Meeting, the shareholders of Accenture SCA will be asked to vote on whether to authorize the payment of a per share cash dividend of USD $0.75 on the Class I common shares to shareholders of record as of October 13, 2009, in the manner provided in Article 5 of Accenture SCA’s articles of association. Subject to the approval of the resolutions relating to the Reclassification, each holder of Class II common shares and Class III common shares (including Class III letter shares) prior to the Reclassification will in that case equally be entitled to any dividend which may be declared at the Annual General Meeting to the holders of Class I common shares.

Following the allocation of net profits to the payment of any dividend voted on above, the balance of the net profits will be allocated to the distributable reserves of Accenture SCA.

Item No. 4—Authorization and Granting of Power to the General Partner of Accenture SCA to Pay Up To EUR 300 million Taken from the Distributable Reserves of Accenture SCA as Interim Dividends between November 16, 2009 and November 14, 2010

At the Annual General Meeting, the shareholders of Accenture SCA will be asked to vote on whether to authorize and grant power to the general partner of Accenture SCA to pay, in one or several times at the general partner’s sole discretion, up to EUR 300 million taken from the distributable reserves of Accenture SCA as interim dividends between November 16, 2009 and November 14, 2010.

Item No. 5—Discharge of the Respective Duties of Accenture Ltd, as General Partner of Accenture SCA, the Statutory Auditor and the External Auditor

At the Annual General Meeting, the shareholders of Accenture SCA will be asked to vote on the discharge of the respective duties of Accenture Ltd, as general partner of Accenture SCA, the statutory auditor and the external auditor in connection with the year ended August 31, 2009.

Item No. 6—Re-Appointment of KPMG S.à r.l. as External Auditor of Accenture SCA on a Stand-Alone Basis

At the Annual General Meeting, the shareholders of Accenture SCA will be asked to vote on the re-appointment of KPMG S.à r.l. as the external auditor of Accenture SCA on a stand-alone basis for the year ending August 31, 2010, subject to approval by the Audit Committee of the general partner of Accenture SCA of the engagement of KPMG S.à r.l. as the external auditor of Accenture SCA, in satisfaction of the Luxembourg law requirement that Accenture SCA’s shareholders appoint a supervisory board or external auditor of Accenture SCA’s annual accounts.

Item No. 7—Re-Appointment of KPMG LLP as Independent Auditor of Accenture SCA

At the Annual General Meeting, the shareholders of Accenture SCA will be asked to vote on the re-appointment of KPMG LLP as independent auditor of Accenture SCA on a consolidated basis with its subsidiaries for the year ending August 31, 2010, subject to approval by the Audit Committee of the general partner of Accenture SCA of the engagement of KPMG LLP as the independent auditor of Accenture SCA.

No representative of KPMG LLP is expected to attend the Annual General Meeting.

Item No. 8—Acknowledgement of the Recording of the Reclassification of Class I Common Shares into Class III Common Shares

At the Annual General Meeting, the shareholders of Accenture SCA will be asked to acknowledge the recording made by way of notarial deed by representatives of Accenture Ltd, as the general partner of Accenture SCA, of the reclassification of Class I common shares into Class III common shares of Accenture SCA in the period from October 8, 2008 up to and including November 16, 2009.

The shareholders will also vote on any other business that properly comes before the Annual General Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As described above under “Items of Business for the Annual General Meeting,” on September 1, 2009, Accenture Ltd became a direct, wholly-owned subsidiary of Accenture plc upon completion of the Transaction. The directors and officers of Accenture Ltd as of August 31, 2009 as referenced below are now the directors and officers of Accenture plc (except with respect to any changes that have occurred since September 1, 2009).

Beneficial Ownership of More than Five Percent

As of October 13, 2009, the only person known by Accenture SCA to be a beneficial owner of more than 5% of Accenture SCA’s Class I common shares, Class II common shares or Class III common shares was as follows:

	Class I common shares		Class II common shares			Class III common shares
Name and Address of Beneficial Owner	shares beneficially owned	% of shares beneficially owned	shares beneficially owned		% of shares beneficially owned	shares beneficially owned		% of shares beneficially owned
Accenture 1 Grand Canal Square, Grand Canal Harbour, Dublin 2, Ireland	0	0%	470,958,308	(1)	100%(1)	618,976,850	(1)	100%(1)

(1)	In addition, Accenture beneficially owns 23,922,390 Class II common shares and 275,296,516 Class III common shares held by Accenture SCA and wholly-owned subsidiaries of Accenture SCA. Under Luxembourg law, shares of Accenture SCA held by Accenture SCA or any of its direct or indirect subsidiaries may not be voted at meetings of the shareholders of Accenture SCA.

Beneficial Ownership of Directors and Executive Officers of Accenture plc

The following table sets forth, as of October 13, 2009, information regarding beneficial ownership of Accenture plc Class A ordinary shares and Class X ordinary shares and Accenture SCA Class I common shares held by (1) each of Accenture plc’s directors, (2) Accenture Ltd’s chief executive officer, Accenture Ltd’s chief financial officer and each other person who served as an executive officer of Accenture Ltd at the end of fiscal 2009 and (3) all of the current directors and executive officers of Accenture plc as a group. To our knowledge, except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares beneficially owned by him or her. For purposes of the table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days after October 13, 2009.

	Accenture SCA Class I common shares		Accenture plc Class A ordinary shares		Accenture plc Class X ordinary shares		Percentage of the total number of Class A and Class X ordinary
Name(1)	shares beneficially owned	% shares beneficially owned	shares beneficially owned	% shares beneficially owned	shares beneficially owned	% shares beneficially owned	shares beneficially owned
William D. Green(2)(3)(16)	177,546	*%	435,623	**%	177,546	***%	****%
Dina Dublon(4)	—	—	73,688	**	—	—	****
Charles Giancarlo	—	—	—	—	—	—	****
Nobuyuki Idei	—	—	3,676	**	—	—	****
William L. Kimsey(5)	—	—	22,481	**	—	—	****
Robert I. Lipp(4)	—	—	216,324	**	—	—	****
Marjorie Magner	—	—	5,252	**	—	—	****
Blythe J. McGarvie(6)	—	—	25,990	**	—	—	****
Mark Moody-Stuart(4)	—	—	80,954	**	—	—	****
Wulf von
Schimmelmann(6)	—	—	20,000	**	—	—	****
Karl-Heinz Flöther(7)(17)	—	—	270,876	**	—	—	****
Mark Foster(8)(17)	—	—	317,226	**	—	—	****
Juan Domenech (2)	124,022	*	6,105	**	—	—	****
Stephen J. Rohleder(2)(9)(18)	106,383	*	165,913	**	106,383	***	****
Douglas G. Scrivner(2)	308,094	*	35,488	**	308,094	***	****
Robert N. Frerichs(2)(10)(17)	53,246	*	149,796	**	53,246	***	****
Pamela Craig(2)(11)(17)	417,661	*	81,947	**	380,161	***	****
Kevin Campbell(19)	—	*	19,585	**	—	—	****
Gianfranco Casati(2)(12)(19)	210,857	*	50,677	**	—	—	****
Martin Cole(2)(11)(17)	171,417	*	132,059	**	171,417	***	****
Anthony Coughlan(2)(13)	104,628	*	33,324	**	40,299	***	****
Pierre Nanterme (2)(14) (20)	141,597	*	19,687	**	141,597	***	****
Alexander van’t Noordende(15)(19)	—	*	228,809	**	—	***	****
All current directors and executive officers as a group (25 persons) (21)	1,780,163	1.7	2,559,379	**	1,467,477	1.6	****

*	Less than 1% of Accenture SCA’s Class I common shares outstanding.

**	Less than 1% of Accenture plc’s Class A ordinary shares outstanding.

***	Less than 1% of Accenture plc’s Class X ordinary shares outstanding.

****	Less than 1% of the total number of Accenture plc’s Class A ordinary shares and Class X ordinary shares outstanding.

(1)	Address for all persons listed is c/o Accenture, 50 W. San Fernando Street, San Jose, CA 95113, USA.

(2)	Subject to the provisions of its articles of association, Accenture SCA is obligated, at the option of the holder of its shares and at any time, to redeem any outstanding Accenture SCA Class I common shares held by the holder. The redemption price per share generally is equal to the market price of an Accenture plc Class A ordinary share at the time of the redemption. Accenture SCA has the option to pay this redemption price with cash or by delivering Accenture plc Class A ordinary shares generally on a one-for-one basis as provided for in the articles of association of Accenture SCA. Each time an Accenture SCA Class I common share is redeemed from a holder, Accenture plc has the option, and intends to, redeem an Accenture plc Class X ordinary share from that holder, for a redemption price equal to the par value of the Accenture plc Class X ordinary share, or $.0000225. All Accenture SCA Class I common shares owned by the officer have been pledged to secure any non-compete obligations owing to Accenture SCA.

(3)	Includes 30,720 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from October 13, 2009.

(4)	Includes 55,000 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from October 13, 2009.

(5)	Includes 10,000 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from October 13, 2009.

(6)	Includes 20,000 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from October 13, 2009.

(7)	Includes 28,975 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from October 13, 2009. Includes 21,587 Accenture plc Class A ordinary shares owned by the officer that have been pledged to secure any non-compete obligations owing to Accenture plc.

(8)	Includes 32,529 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from October 13, 2009. Includes 196,040 Accenture plc Class A ordinary shares owned by the officer that have been pledged to secure any non-compete obligations owing to Accenture plc.

(9)	Includes 449 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from October 13, 2009.

(10)	Includes 19,135 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from October 13, 2009.

(11)	Includes 27,335 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from October 13, 2009.

(12)	Includes 25,968 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from October 13, 2009.

(13)	Includes 16,401 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from October 13, 2009.

(14)	Includes 16,237 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from October 13, 2009.

(15)	Includes 10,715 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from October 13, 2009. Includes 194,406 Accenture plc Class A ordinary shares owned by the officer that have been pledged to secure any non-compete obligations owing to Accenture plc.

(16)	Includes 104,453 Accenture plc Class A ordinary shares expected to be distributed within 60 days from October 13, 2009 upon the vesting of certain performance-based restricted share units previously awarded to the officer. The vesting of the restricted share units is subject to written certification by the Compensation Committee of Accenture plc of the achievement of specified performance objectives, which is expected to occur on or about October 21, 2009.

(17)	Includes 32,642 Accenture plc Class A ordinary shares expected to be distributed within 60 days from October 13, 2009 upon the vesting of certain performance-based restricted share units previously awarded to the officer. The vesting of the restricted share units is subject to written certification by the Compensation Committee of Accenture plc of the achievement of specified performance objectives, which is expected to occur on or about October 21, 2009.

(18)	Includes 45,698 Accenture plc Class A ordinary shares expected to be distributed within 60 days from October 13, 2009 upon the vesting of certain performance-based restricted share units previously awarded to the officer. The vesting of the restricted share units is subject to written certification by the Compensation Committee of Accenture plc of the achievement of specified performance objectives, which is expected to occur on or about October 21, 2009.

(19)	Includes 19,585 Accenture plc Class A ordinary shares expected to be distributed within 60 days from October 13, 2009 upon the vesting of certain performance-based restricted share units previously awarded to the officer. The vesting of the restricted share units is subject to written certification by the Compensation Committee of Accenture plc of the achievement of specified performance objectives, which is expected to occur on or about October 21, 2009.

(20)	Includes 40 restricted share units that could be delivered as Accenture plc Class A ordinary shares within 60 days from October 13, 2009.

(21)	In addition to the share amounts referenced in footnotes (3) through (15), includes 32,638 Accenture plc Class A ordinary shares that could be acquired through the exercise of stock options within 60 days from October 13, 2009 and 102,273 Accenture plc Class A ordinary shares owned by officers that have been pledged to secure any non-compete obligations owing to Accenture plc.

INDEPENDENT AUDITORS’ FEES

Independent Auditors’ Fees

The following table describes fees for professional audit services rendered by KPMG LLP and its affiliates (“KPMG”), Accenture’s principal accountant, for the audit of Accenture’s annual financial statements for the years ended August 31, 2009 and August 31, 2008 and internal control over financial reporting, and fees billed for other services rendered by KPMG during these periods.

Type of Fee	2009	2008
	(in thousands)
Audit Fees(1)	$13,210	$13,079
Audit-Related Fees(2)	1,024	971
Tax Fees(3)	0	0
All Other Fees(4)	3	12

Total	$14,237	$14,062

(1)	Audit Fees, including those for statutory audits, include the aggregate fees recorded for the fiscal year indicated for professional services rendered by KPMG for the audit of Accenture Ltd’s and Accenture SCA’s annual financial statements and review of financial statements included in Accenture’s Forms 10-Q and Form 10-K. Audit Fees include fees for the audit of Accenture’s internal control over financial reporting.

(2)	Audit-Related Fees include the aggregate fees recorded during the fiscal year indicated for assurance and related services by KPMG that are reasonably related to the performance of the audit or review of Accenture Ltd’s and Accenture SCA’s financial statements and not included in Audit Fees. Audit-Related Fees also include fees for accounting advice and opinions related to various employee benefit plans, fees for services to issue Statement on Auditing Standards No. 70 reports and fees for due diligence-related services.

(3)	Tax Fees include the aggregate fees recorded during the fiscal year indicated for professional services rendered by KPMG for tax compliance, tax advice and tax planning.

(4)	All Other Fees include the aggregate fees recorded during the fiscal year indicated for products and services provided by KPMG, other than the services reported above.

Procedures For Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Pursuant to its charter, the Audit Committee of the Board of Directors of Accenture Ltd (or Accenture plc starting September 1, 2009) is responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between Accenture and its independent auditors. KPMG S.à r.l.’s engagement to conduct the audit of Accenture SCA for fiscal year 2009 was approved by the Audit Committee on October 22, 2008. Additionally, each permissible audit and non-audit engagement or relationship between Accenture and KPMG entered into since September 1, 2007 has been reviewed and approved by the Audit Committee, as provided in its charter.

OTHER MATTERS

The general partner of Accenture SCA is not aware of any matters not set forth herein that may come before the Annual General Meeting.

Dated: October 23, 2009

Annex A

PROPOSED AMENDMENTS TO

ARTICLES OF ASSOCIATION OF ACCENTURE SCA

Underlined text will be added and ~~struck out~~ text will be deleted.

Article 1 – Form

There exists ~~among Accenture Ltd~~a partnership limited by shares (société en commandite par actions) under the name of Accenture SCA (hereinafter referred to as the “Company” or “Accenture SCA”) among Accenture plc, a ~~company~~public limited ~~by shares~~company organised under the laws of ~~Bermuda~~Ireland, being the general partner (associé—gérant commandité) (the “General Partner” or “Accenture ~~Ltd~~plc”) of ~~“~~Accenture SCA~~”, a partnership limited by shares (société en commandite par actions) (hereinafter referred to as the “Company”) and Accenture Minority IV, Ltd, a Gibraltar company being~~, and the current limited ~~shareholder (associé commanditaire) of the Company and all those persons who shall become limited~~ shareholders (associés commanditaires) (the “Limited Shareholders”) of the Company and all those persons who shall become Limited Shareholders of the Company.

Hereinafter the Limited Shareholders and the General Partner will be referred to individually as a “Shareholder” and collectively as the “Shareholders”.

Article 2 – Term

The Company is incorporated for an unlimited period of time. However, the Company shall come to an end in the event of a resolution to dissolve the Company adopted at a general meeting of Shareholders deciding in compliance with the conditions of quorum and majority required for amendments to the articles of association of the Company (the “Articles of Association”). The Company shall not end in the event of the resignation, dissolution, bankruptcy or insolvency of the General Partner.

Article 3 – Purposes

The Company shall have as its business purpose the holding of participations, in any form whatsoever, in Luxembourg and foreign companies, the acquisition by purchase, subscription, or in any other manner as well as the transfer by sale, exchange or otherwise of stock, bonds, debentures, notes and other securities of any kind, and the ownership, administration, development and management of its participations and of its asset portfolio.

The Company may carry on any commercial, industrial and/or financial activity or maintain a commercial establishment open to the public. The Company may participate directly on indirectly in the establishment and development of any financial, industrial or commercial enterprises in Luxembourg and abroad and it may render them every assistance, whether of a financial nature or not, such as, without limitation, the granting of loans or advances, guarantees for their benefit or other forms of assistance. The Company may borrow in any form and proceed to the issuance of bonds and notes whether or not convertible or exchangeable in shares of the Company or into shares of other companies.

The Company may enter into and perform under global alliances and marketing arrangements and any other contracts aimed at promoting and furthering the development and the operation of the Accenture group, including but not limited to actions involving or relating to staff of any and all affiliated group companies.

In general, it may take any controlling and supervisory measures and carry out any operation which it may deem useful for the accomplishment and development of its purposes.

Article 4 – Registered office

The registered office of the Company is established in Luxembourg City, Grand Duchy of Luxembourg. The General Partner may establish branches or other offices either in Luxembourg or abroad.

In the event that the General Partner determines that extraordinary political, economic or social developments have occurred or are imminent that interfere or are likely to interfere with the normal activities of the Company at its registered office, or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these extraordinary circumstances; such temporary measures shall have no effect on the nationality of the Company which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg partnership limited by shares.

Article 5 – Capital

The Company has a subscribed, issued and fully paid nominal share capital of EUR ~~1,868,030,866.25~~1,311,290,080 (one billion ~~eight~~three hundred and ~~sixty-eight~~eleven million ~~thirty~~two hundred and ninety thousand eight ~~hundred sixty-six Euro and twenty-five cents) (~~eighty Euro) divided into ~~shares (actions~~1 (one) unlimited share (action de commandité) held by the General Partner and having a par value of one Euro and twenty-five cents (EUR 1.25) ~~each~~ and 1,049,032,063 (one billion forty-nine million thirty-two thousand sixty-three) limited shares (actions de commanditaires) held by the Limited ~~Shareholder(s)~~Shareholders having a par value of one Euro and twenty-five cents (EUR 1.25) each~~. The Shares are divided into 138,959,879 (one hundred thirty-eight million nine hundred and fifty-nine thousand eight hundred and seventy-nine) Class I Common Shares (Class I Common Shares), 494,880,698 (four hundred ninety-four million eight hundred eighty thousand six hundred ninety-eight) Class II Common Shares (Class II Common Shares), 643,133,854 (six hundred and forty-three million one hundred and thirty-three thousand eight hundred and fifty-four) Class III Common Shares (Class III Common Shares) and 5,000,000 (five million) Class III-A Common Shares (Class III-A Common Shares), 5,000,000 (five million) Class III-B Common Shares (Class III-B Common Shares), 10,000,000 (ten million) Class III-C Common Shares (Class III-C Common Shares), 10,000,000 (ten million) Class III-D Common Shares (Class III-D Common Shares), 15,000,000 (fifteen million) Class III-E Common Shares (Class III-E Common Shares), 15,000,000 (fifteen million) Class III-F Common Shares (Class III-F Common Shares), 20,000,000 (twenty million) Class III-G Common Shares (Class III-G Common Shares), 25,000,000 (twenty-five million) Class III-H Common Shares (Class III-H Common Shares), 5,000,000 (five million) Class III-I Common Shares (Class III-I Common Shares), 5,000,000 (five million) Class III-J Common Shares (Class III-J Common Shares), 16,050,000~~

~~(sixteen million fifty thousand) Class III-K Common Shares (Class III-K Common Shares), 5,025,720 (five million twenty-five thousand seven hundred twenty) Class III-L Common Shares (Class III-L Common Shares), 68,626,707 (sixty-eight million six hundred and twenty-six thousand seven hundred seven) Class III-M Common Shares (Class III-M Common Shares), and 12,747,835 (twelve million seven hundred forty-seven thousand eight hundred thirty-five) Class III-N Common Shares (Class III-N Common Shares) (Class III-A Common Shares through Class III-N Common Shares are collectively referred to as Class III Letter Shares), having the same characteristics and rights save as to those differences outlined in these Articles of Association and namely those differences set out in Articles 5, 6, 7, 8, 19 and 20 hereof.~~ representing an aggregate number of 1,049,032,064 (one billion forty-nine million thirty-two thousand sixty-four) Class I Common Shares (the “Shares”).

~~In connection with this authorisation to increase the capital and in compliance with article 32-3 (5) of the Law, the General Partner of the Company is authorised, at its discretion, to waive entirely or partially or to limit, or to set conditions in respect of any preferential subscription rights of the existing Shareholders for the same period of five years and to determine the amount of issue premium (if any) which will have to be paid by the subscriber(s) in the context of this capital increase.~~

~~The Class I Common Shares, the Class II Common Shares, the Class III Common Shares and the Class III Letter Shares are individually referred to as a “Share” and collectively as the “Shares.”~~

~~The Class II Common Shares, the Class III Common Shares and the Class III Letter Shares are exclusively reserved for Accenture Ltd and its subsidiaries.~~

~~The Class III Common Shares and Class III Letter Shares will not entitle their holder to any cash dividend distributions. Class III Common Shares and Class III Letter Shares will give right to newly issued Class III Common Shares also labelled “Class III Bonus Shares,” to the extent a cash dividend is paid on Class I Common Shares.~~

~~The aggregate value of the Class III Bonus Shares (the “Class III Bonus Shares Value”) shall be the amount of any cash dividends that the holders of outstanding Class III Common Shares and Class III Letter Shares would have received had they participated on a fully participating basis with the holders of Class I Common Shares in any cash dividends declared to the holders of the Class I Common Shares.~~

~~The number of Class III Bonus Shares issued to holders of Class III Common Shares and Class III Letter Shares in connection with the payment of any cash dividend on the Class I Common Shares shall be determined by dividing (i) the Class III Bonus Shares Value by (ii) the closing price of an Accenture Ltd Class A Common Share on the United States trading day immediately prior to the day of issue of the Class III Bonus Shares. Upon such determination, fractional Class III Bonus Shares whether or not issuable to holders of Class III Common Shares or Class III Letter Shares shall be rounded down to the nearest entire number of Class III Bonus Shares. The Class III Bonus Shares shall be issued on the date of payment of the cash dividend on the Class I Common Shares.~~

~~All other rights of the Class III Common Shares and Class III Letter Shares, such as rights to liquidation proceeds and voting rights will remain the same as the rights for the Class I Common Shares save as set out otherwise in these Articles of Association.~~

~~Any issuances of Class III Bonus Shares to the holder(s) of Class III Common Shares and of Class III Letter Shares in the context of the Authorised Share Capital of the Company (as defined hereafter), shall be recorded at the latest within a month of~~

~~the issue date by a Luxembourg notary. Full powers are attributed to the General Partner or an appointee of the General Partner to see from time to time to the accomplishment of any formality in connection therewith.~~

~~The Class II Common Shares will not entitle their holder to any cash dividend distributions. Class II Common Shares will have the right to receive newly issued Class II Common Shares also labelled (“Class II Bonus Shares”) to the extent a cash dividend is paid on Class I Common Shares.~~

~~The aggregate value of the Class II Bonus Shares (“the Class II Bonus Shares Value”) shall be the amount of any cash dividends that the holders of outstanding Class II Common Shares would have received had they participated on a ten percent (10%) participating basis with the holders of Class I Common Shares in any cash dividends declared to the holders of the Class I Common Shares.~~

~~The number of Class II Bonus Shares issued to holders of Class II Common Shares in connection with the payment of any cash dividend on the Class I Common Shares shall be determined by dividing (i) the Class II Bonus Shares Value by (ii) 10 % of the closing price of an Accenture Ltd Class A Common Share on the United States trading day immediately prior to the day of issue of the Class II Bonus Shares. Upon such determination, fractional Class II Bonus Shares whether or not issuable to holders of Class II Common Shares shall be rounded down to the nearest entire number of Class II Bonus Shares. The Class II Bonus Shares shall be issued on the date of payment of the cash dividend on Class I Common Shares.~~

~~Any issuances of Class II Common Shares as Class II Bonus Shares to the holders of Class II Common Shares in the context of the Authorised Share Capital of the Company (as defined hereafter), shall be recorded at the latest within a month of the issue date by a Luxembourg notary. Full powers are attributed to the General Partner or an appointee of the General Partner to see from time to time to the accomplishment of any formality in connection therewith.~~

~~Upon Class I Common Shares being sold or otherwise transferred by their holder to Accenture Ltd or a subsidiary of Accenture Ltd, such shares shall as a result of the transfer be automatically relabelled and reclassified as Class III Common Shares. The Company shall subsequently periodically record (with such recordings to occur not less than once in every quarter) in notarial form the reclassification of Class I Common Shares into Class III Common Shares and the General Partner or an appointee of the General Partner is authorised and empowered to see to any requisite formalities in relation with the registration in the share register of the Company and any notarial recording including, without limitation, any amendments which need to be made to these Articles of Association.~~

~~Class III Common Shares and Class III Letter Shares are convertible into Class II Common Shares by a resolution of an extraordinary meeting of Shareholders resolving in the manner required for amendments of these Articles of Association. The conversion ratio shall be 1 Class III Common Share or 1 Class III Letter Share for 10 Class II Common Shares. Upon such resolution, the nominal capital shall be increased by EUR 11.25 per Class III Common Share or per Class III Letter Share so converted and Class II Common Shares shall be issued in accordance with the conversion ratio in replacement of the Class III Common Shares or Class III Letter Shares so converted.~~

~~Class II Common Shares are convertible into Class III Common Shares by a resolution of an extraordinary meeting of Shareholders resolving in the manner required for amendments of these Articles of Association. The conversion ratio shall be 10 Class II Common Shares for 1 Class III Common Share. Upon such resolution, the nominal capital shall be reduced by EUR 11.25 per 10 Class II Common Shares so converted and the amount of the nominal share capital reduction shall be allocated to~~

~~the share premium reserve of the Company. In addition, additional Class III Common Shares shall be issued in accordance with the conversion ratio in replacement of the Class II Common Shares so converted.~~

The Class I Common Shares~~, the Class II Common Shares, the Class III Common Shares and the Class III Letter Shares~~ are redeemable shares in accordance with the terms of article 49-8 of the law of August 10, 1915, on commercial companies, as amended (the “Law”), and the redemption features laid down in Articles 7 and 8 hereof and the disposal features laid down in Articles 6 and 8 hereof shall apply thereto.

An extraordinary meeting of Shareholders, resolving in the manner required for the amendment of these Articles of Association, and with the consent of the General Partner, may increase or reduce the subscribed and issued capital.

Notwithstanding the preceding paragraph, the General Partner of the Company is authorised and empowered to render effective an increase of the subscribed and issued capital, in whole or in part, from time to time, within a period starting as of ~~28 June, 2005,~~16 November 2009, and expiring on the fifth anniversary of such date, by issuing Shares representing such whole or partial increase of the capital up to the total amount of the Authorised Share Capital (as defined hereafter) and for the number ~~and classes~~ of Shares being the object of the authorisation. The General Partner shall accept, to the extent required ~~and whenever it shall not issue Class II Bonus Shares and Class III Bonus Shares~~, subscriptions for such Shares.

The authorised capital of the Company is set at EUR 50,000,000,000 (fifty billion Euro) (the “Authorised Share Capital”) consisting of ~~10,000,000,000 Class I Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 20,000,000,000 Class II Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 9,782,549,738 Class III Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each and 5,000,000 Class III-A Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 5,000,000 Class III-B Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 10,000,000 Class III-C Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 10,000,000 Class III-D Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 15,000,000 Class III-E Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 15,000,000 Class III-F Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 20,000,000 Class III-G Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 25,000,000 Class III-H Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 5,000,000 Class III-I Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 5,000,000 Class III-J Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 16,050,000 Class III-K Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 5,025,720 Class III-L Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each, 68,626,707 Class III-M Common Shares~~

~~of a par value of one euro and twenty-five cents (EUR 1.25) each, and 12,747,835 Class III-N Common Shares~~ 40,000,000,000 (forty billion) Class I Common Shares of a par value of one euro and twenty-five cents (EUR 1.25) each.

The General Partner is authorised and empowered for a period of five (5) years starting on ~~28 June, 2005~~ 16 November 2009 to issue Class I Common Shares ~~and/or Class II Common Shares (whether or not as Class II Bonus Shares) and/or Class III Common Shares (whether or not as Class III Bonus Shares) from time to time including Class III Letter Shares~~ from time to time in one or several series bearing different numbers or letters in order to identify them.

The authorisation granted to the General Partner includes the authorisation to issue Shares to itself.

The General Partner is authorised and empowered for the same period of five (5) years starting on ~~28 June 2005~~ 16 November 2009 to determine the conditions attaching to any subscription of Shares and to determine the amount of issue premium (if any) which will have to be paid, and it may, from time to time, effect such whole or partial increase upon the conversion of any net profit of the Company into capital and the attribution of fully-paid Shares to Shareholders.

In connection with the authorisation to increase the capital of the Company given to the General Partner up to the amount of the Authorised Share Capital and in compliance with the terms of article 32-3(5) of the Law, the General Partner is authorised, at its discretion, to waive entirely or partially or to limit, or to set the conditions in respect of any preferential subscription rights of the then existing Shareholders of the Company.

The General Partner is further authorised to cause the Company to issue warrants, convertible bonds or assimilated instruments or bonds with warrants or subscription rights or to issue any financial instruments convertible into Shares under the terms and conditions to be set by the General Partner.

Each time the General Partner shall act to render effective the increase of capital, as authorised, Article 5 of the Articles of Association of the Company shall be amended so as to reflect the result of such action and the General Partner shall take or authorise any person to take any necessary steps for the purpose of the recording and publication of such increase and such amendment.

The Company recognises only one holder per Share; in case a Share is held by more than one person, the Company has the right to suspend the exercise of all rights attached to that Share until one person is appointed or designated by the joint holders as the sole owner in relation to the Company.

The Shares of the Company are and they continue to stay in registered form. The Shares are not certificated, but a certificate (certificat d’inscription nominative) witnessing the registration of the relevant Shareholder in the share register of the Company and the number of Shares held by it shall be issued by the Company on request of the Shareholder.

A share register shall be kept at the registered office of the Company and, to the extent the General Partner shall so decide, with a transfer agent and registrar. Such register shall set forth the name of each Shareholder, its residence or elected notice address, the number of Shares held by it, ~~the class of Shares,~~ the amounts paid in on each such Share, the transfers of Shares and the dates of such transfers.

Unpaid amounts, if any, on issued and outstanding Shares may be called at any time at the discretion of the General Partner, provided however that calls shall be made on all the Shares in the same proportion and at the same time. Any sum, the payment of which is in arrear, automatically attracts interest in favour of the Company at the rate of ten per cent (10%) per year or such other rate as may be determined by the General Partner from time to time calculated from the date when the payment was due until the date of the actual payment.”

Article 6 – Transfer of Shares

Except for a Transfer taking the form of a redemption made pursuant to Article 7 or a Transfer to Accenture ~~Ltd~~plc or a subsidiary thereof, no Transfer of Class I Common Shares of the Company by a Limited Shareholder shall be made unless the General Partner shall have given its prior approval to a contemplated Transfer. As used in this Article 6, the term “Transfer” shall have the same meaning as set forth ~~in Article 8~~ below.

Except for a Transfer taking the form of a redemption made pursuant to Article 7 or a Transfer to Accenture ~~Ltd~~plc or a subsidiary of Accenture ~~Ltd~~plc, if a Limited Shareholder wants to Transfer all or part of its Class I Common Shares or of all or part of the rights attached thereto, in any form whatsoever, it must submit an application beforehand to the Company by any means approved by the General Partner. A Transfer application shall contain the name of the contemplated transferee, the contemplated sale price or consideration as well as any other relevant information. The decision of the Company will be made known to the applicant as soon as reasonably practicable after it shall have been taken. The Company’s decision in respect of the application must be made known to the Limited Shareholder by any means approved by the General Partner.

Any Transfer not made in compliance with the terms of these Articles of Association shall, with respect to the Company, be deemed to be null and void.

Requests for Transfers to the Company’s subsidiaries may be made in accordance with procedures to be approved by the General Partner, provided that any transferee, which is a subsidiary of the Company, shall retain the right, in its sole discretion, to separately refuse such request for Transfer.~~”~~

“Transfer” shall mean (i) any sale, transfer, pledge, hypothecation, redemption or other disposition, whether direct or indirect, whether or not for value, including short sales of securities of the Company, option transactions (whether physical or cash settled) with respect to securities of the Company, use of equity or other derivative financial instruments relating to securities of the Company and other hedging arrangements with respect to securities of the Company or, as the case may be, (ii) any act of selling, transferring, pledging, hypothecating, redeeming, disposing in any of the circumstances set out under item (i).

Article 7 – Redemption of Shares

Subject to any contractual restrictions on Transfer by a holder set forth in any contract or agreement to which the Company or any of its affiliates is a party ~~or set forth in Article 8 of these Articles of Association~~, Class I Common Shares shall be redeemable for cash at the option of the holder by giving irrevocable notice of an election for redemption to the Company.

At the initiative of the General Partner, the Company is authorised to redeem any Class I Common Share or any series held by any Limited Shareholder that becomes a Limited Shareholder after May 31, 2001 (or such other date that the Supervisory Board shall declare to be the date of the consummation of the Accenture group of companies’ transition to a corporate structure) (a “Subsequent Limited Shareholder”) for Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Shares if the Company receives a satisfactory opinion from an internationally recognized counsel or professional tax advisor that such redemption should be tax-free with respect to such Subsequent Limited Shareholder. If the redemption of the Class I Common Share will be done in the context of or accompanied by a share capital reduction of the Company or a cancellation of Shares, the redemption must in addition be approved by a resolution at a meeting of Shareholders passed by a two-thirds majority of those present and voting, including the consent of the General Partner.

The redemption price for a Class I Common Share to be paid in Accenture ~~Ltd~~plc Class A ~~Common~~ Ordinary Shares shall equal a number of Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Shares equal to the Valuation Ratio (as defined in Article 24). The redemption price for a Class I Common Share to be paid in cash shall equal the Valuation Ratio multiplied by the Market Price of an Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Share (as defined in Article 24) as of either (i) the United States trading day (as defined in Article 24) on which the Company receives a notice of an election for redemption with respect to such Class I Common Share if such notice is received prior to the close of trading of Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Shares on the New York Stock Exchange or any other exchange on which they may be listed from time to time or (ii) the United States trading day immediately following the United States trading day on which the Company receives a notice of an election for redemption with respect to such Class I Common Share (if such notice is received after the close of trading of Accenture ~~Ltd~~plc Class A ~~Common~~ Ordinary Shares on the New York Stock Exchange or any other exchange on which they may be listed from time to time). ~~The redemption price for any Class III Common Share or Class III Letter Share shall, subject to equality of shareholder treatment, be agreed between the Company and the holder thereof. The redemption price for Class II Common Shares shall constitute 10% of the price agreed in respect of a Class III Common Share or a Class III Letter Share between the Company and the holder of Class III Common Shares or of Class III Letter Shares.~~

~~The Company is authorized to redeem its Class II Common Shares or Class III Common Shares at the initiative of the General Partner. If the redemption of the Class II Common Shares or Class III Common Shares will be done in the context of or~~

~~accompanied by a share capital reduction of the Company or a cancellation of Shares, the redemption of the Shares must be approved by a resolution at a meeting of Shareholders passed by a two thirds majority of those present and voting, including the consent of the General Partner.~~

Notwithstanding the foregoing, at the option of the Company represented by the General Partner, the redemption price payable to any Subsequent Limited Shareholder in connection with any redemption under this Article 7 may be paid in cash or in kind and notably, without limitation, in Accenture ~~Ltd~~plc Class A Ordinary ~~Common~~ Shares and any holder, including, for the avoidance of doubt, the General Partner, and the Company may agree that the Company may redeem such holder’s or part of such holder’s Class I Common Shares~~, Class II Common Shares, Class III Common Shares and/or Class III Letter Shares~~ for different consideration or for consideration determined differently.

Notwithstanding anything to the contrary, a holder of Class I Common Shares shall not be entitled to have Class I Common Shares redeemed or ~~transferred~~Transferred to the Company or to Accenture ~~Ltd~~plc or any subsidiary thereof, and the Company shall have the right to refuse to honor any request for redemption of Class I Common Shares, (i) at any time or during any period, including, without limitation, ~~during~~ a ~~“~~ “blackout period”,~~”~~ if the Company determines, based on the advice of counsel (which may be inside counsel), that there is material non-public information that may affect the Average Price Per Share (as defined below) at such time or during such period, (ii) if such redemption would be prohibited under applicable law or regulation (in each case regardless of whether the redemption price is payable in Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Shares, cash or other consideration) or (iii) from the date of the announcement of a tender offer by the Company or any of its affiliates for Class I Common Shares, or any securities convertible into, or exchangeable or exercisable for, Class I Common Shares, until the expiration of ten United States business days after the termination of such tender offer, provided that nothing in this clause (iii) shall preclude any holder of Class I Common Shares from tendering Class I Common Shares in any such tender offer.

The Company may adopt reasonable procedures for the implementation of the redemption provisions set forth in this Article 7, including, without limitation, procedures for the giving of notice of an election for redemption.

Article 8 – Transfer Restrictions Applicable to ~~Covered~~ Shares

~~1. Each Covered Person shall at all times be the Sole Beneficial Owner of all Covered Shares beneficially owned by such Covered Person as of or prior to the IPO Date, except as provided herein. Any Covered Shares Transferred in compliance with this Article 8 shall no longer be subject to such provisions. Capitalized terms used in this Article 8 shall have the meanings ascribed to such terms in paragraph 24 of this Article 8.~~

~~2. Notwithstanding paragraph 1, an Employee Covered Person may:~~

~~(i) on or prior to the date that is four years after the IPO Date, Transfer an aggregate of up to 35% of the aggregate number of Covered Shares beneficially owned by such Employee Covered Person as of the IPO Date;~~

~~(ii) commencing on the date that is four years after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this paragraph 2) of up~~

~~to 45% of the aggregate number of Covered Shares beneficially owned by such Employee Covered Person as of the IPO Date;~~

~~(iii) commencing on the date that is five years after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this paragraph 2) of up to 55% of the aggregate number of Covered Shares beneficially owned by such Employee Covered Person as of the IPO Date;~~

~~(iv) commencing on the date that is six years after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this paragraph 2) of up to 65% of the aggregate number of Covered Shares beneficially owned by such Employee Covered Person as of the IPO Date; and~~

~~(v) commencing on the date that is seven years after the IPO Date, Transfer an aggregate (together with all other Transfers made pursuant to this paragraph 2) of up to 75% of the aggregate number of Covered Shares beneficially owned by such Employee Covered Person as of the IPO Date.~~

~~3. Notwithstanding paragraph 1, a Covered Person may Transfer any Covered Shares beneficially owned by such Covered Person as of the IPO Date commencing on the later of (i) the date that is eight years after the IPO Date and (ii) the date that such Covered Person ceases to be an employee of the Company.~~

~~4. Notwithstanding paragraph 1, an Employee Covered Person that retires (or has retired) at the age of 50 or older and is not in contravention of the Non-Competition Agreement (a “Retired Employee”) may:~~

~~(i) if such Retired Employee retires (or has retired) at age 50, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of Covered Shares eligible for sale at the date of such retirement pursuant to paragraph 2 of this Article 8 (the “Base Eligible Sales”) and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.25;~~

~~(ii) if such Retired Employee retires (or has retired) at age 51, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.375;~~

~~(iii) if such Retired Employee retires (or has retired) at age 52, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.50;~~

~~(iv) if such Retired Employee retires (or has retired) at age 53, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.625;~~

~~(v) if such Retired Employee retires (or has retired) at age 54, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.75;~~

~~(vi) if such Retired Employee retires (or has retired) at age 55, Transfer up to that number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date which is equal to the product of (x) the aggregate number of Covered Shares beneficially owned by such Retired Employee as of the IPO Date multiplied by (y) the sum of (a) the percentage of the Base Eligible Sales and (b) the product of (A) (1 minus Base Eligible Sales) multiplied by (B) 0.875; and~~

~~(vii) if such Retired Employee retires (or has retired) at age 56 or above, Transfer 100% of the Covered Shares beneficially owned by such Retired Employee as of the IPO Date.~~

~~5. A Retired Employee may also Transfer the Covered Shares beneficially owned by such Retired Employee as of the IPO Date in accordance with paragraph 2 of this Article 8 as if such Retired Employee were an Employee Covered Person.~~

~~6. Following the first anniversary of the IPO Date, a Retired Employee that reaches (or has reached) the age of 56 may also Transfer 100% of the Covered Shares beneficially owned by such Retired Employee as of the IPO Date.~~

~~7. Notwithstanding paragraph 1, a Covered Person that became disabled while an employee of the Company (a “Disabled Employee”) prior to June 15, 2001, may Transfer 100% of Covered Shares beneficially owned by such Disabled Employee as of the IPO Date. A Covered Person that becomes (or has become) a Disabled Employee following June 15, 2001 may (i) if such Disabled Employee becomes disabled (or has become disabled) prior to reaching the age of 50, Transfer Covered Shares beneficially owned by such Disabled Employee as of the IPO Date in accordance with the provisions of paragraph 2of this Article 8 as if such Disabled Employee were an Employee Covered Person and (ii) if such Disabled Employee becomes (or has become) disabled after reaching the age of 50, Transfer Covered Shares beneficially owned by such Disabled Employee as of the IPO Date in accordance with the provisions of paragraph 4 of this Article 8 as if such Disabled Employee were a Retired Employee.~~

~~8. Notwithstanding paragraph 1, a Covered Person may Transfer Covered Shares beneficially owned by such Covered Person as of the IPO Date pursuant to bona fide pledges of Covered Shares approved by the Supervisory Board, if any, or its delegate in writing and any foreclosures thereunder, provided that the pledge has agreed in writing with the Supervisory Board, if any, or its delegate (any such agreement to be satisfactory to the Supervisory Board, if any, or its delegate in its sole discretion) that the Company shall have a right of first refusal to purchase such Covered Shares at the market price prior to any sale of such Covered Shares by such pledgee. In the event an external auditor has been appointed instead of a Supervisory Board under Article 17 of these Articles of Association, then such approval shall refer to the approval of the General Partner acting through a committee of at least three Limited Shareholders appointed by the General Partner or the delegate of such committee.~~

~~9. Notwithstanding paragraph 1, commencing on June 15, 2004, the Covered Shares are redeemable at the option of the Covered Person for a redemption price per share equal to the lower of (i) the Valuation Ratio multiplied by the Market Price of an Accenture Ltd Class A Common Share and (ii) one United States dollar.~~

~~10. Each Covered Person, for so long as such Covered Person is an Employee Covered Person,~~ Each Shareholder who is an employee of the Company or any of its subsidiary or associated companies will comply with any restrictions on Transfer relating to Class I Common Shares imposed by the Company pursuant to the Company’s insider trading policies from time to time and notified to such ~~Covered Person~~Shareholder from time to time.

~~11. All Transfers of Covered Shares beneficially owned by a Covered Person~~

~~as of or prior to the IPO Date made by such Covered Person before the adoption of this Article 8 shall be aggregated, for purposes of paragraphs 2 through 4, with all Transfers of Covered Shares beneficially owned by such Covered Person as of or prior to the IPO Date made by such Covered Person after the adoption of this Article 8.~~

~~12. Notwithstanding paragraph 2, each Covered Person will not Transfer any Covered Shares until July 24, 2005, except (A) to participate in underwritten public offerings, share repurchases, sales or redemptions or other transactions, in each case as approved in writing by the Company and/or (B) to estate and/or tax planning vehicles, family members and charitable organizations that become bound to the terms of Article 8 of these Articles of Association by express agreement in writing, in each case as approved in writing by the Company (which approval may be subject to other conditions, including upon the requirement that any transferee become bound by any other agreement, that the Company may require in its sole discretion). The preceding sentence shall not preclude any Transfer permitted under paragraph 8 or 9 of this Article 8.~~

~~13. All Covered Shares beneficially owned by a Covered Person (in each case other than Covered Shares held of record by a trustee in a compensation or benefit plan administered by the Company and other Covered Shares that have been pledged to the Company (or to a third party agreed to in writing by the Company) shall, at the sole discretion of the Company, be registered in the name of a nominee for such Covered Person and/or shall be held in the custody of a custodian until otherwise determined by the Company or until such time as such Covered Shares are released pursuant to paragraph 17 or 18 of this Article 8. The form of the custody agreement and the identity of the custodian and/or nominee shall be as determined by the Supervisory Board, if any, or its delegate from time to time. In the event an external auditor has been appointed instead of a Supervisory Board under Article 17 of these Articles of Association, then such determination shall refer to the determination of the General Partner acting through a committee of at least three Limited Shareholders appointed by the General Partner or the delegate of such committee.~~

~~14. Whenever any nominee holder shall receive any dividend or other distribution in respect of any Covered Shares, satisfied otherwise than in Covered Shares, the Company will give or cause to be given notice or direction to the applicable nominee and/or custodian referred to in paragraph 13 to permit the prompt distribution of such dividend or distribution to the beneficial owner of such Covered Shares, net of any tax withholding amounts required to be withheld by the nominee, unless the distribution of such dividend or distribution is restricted by the terms of another agreement between the Covered Person and the Company (or with any other person with respect to which the Company has expressly agreed in writing) known to the Company.~~

~~15. Any share certificate representing Covered Shares beneficially owned by a Covered Person, and any agreement or other instrument evidencing restricted share units, options or other rights to receive or acquire Covered Shares beneficially owned by such Covered Person, may bear a legend noted conspicuously on each such certificate, agreement or other instrument reading substantially as follows:~~

~~The securities represented by this certificate are subject to transfer restrictions set forth in the company’s articles of association. The securities represented by this certificate may be sold, exchanged, transferred, assigned, pledged, participated, hypothecated or otherwise disposed of only in accordance therewith.~~

~~16. The Company shall refuse to register the transfer of Covered Shares not made in compliance with these Articles of Association and it may enter stop transfer orders against the transfer of Covered Shares not made in compliance with these Articles of Association.~~

~~17. All Covered Shares of each Covered Person who is not an Employee Covered Person which could be Transferred without contravening any provision of this Article 8 shall be released from the custody of the custodian pursuant to procedures to be developed by the Company to or at the direction of such Covered Person free and clear of all restrictions and legends described above.~~

~~18. A specified number of Covered Shares of an Employee Covered Person shall be released from the custody of the custodian, pursuant to procedures to be developed by the Company, upon the request of such Employee Covered Person and to or at the direction of such Employee Covered Person (free and clear of all restrictions and legends described in this Article 8), provided that such request is accompanied by a certificate of such requesting Employee Covered Person (i) indicating such requesting Employee Covered Person’s intention to Transfer promptly such specified number of Covered Shares and (ii) establishing that such specified number of Covered Shares are then permitted to be Transferred without contravening any Transfer Restrictions (which evidence must be satisfactory to the Company).~~

~~19. Each Covered Person shall be responsible for all expenses of such Covered Person incurred in connection with compliance by such Covered Person with its obligations under this Article 8, including expenses incurred by the Company in enforcing the provisions of Article 8 relating to such obligations.~~

~~20. In the event of any change in the outstanding Class I Common Shares by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, combinations, exchanges of shares and the like, the term “Covered Shares” shall refer to and include the securities received or resulting therefrom, but only to the extent such securities are received in exchange for or in respect of Covered Shares. Upon the occurrence of any event described in the immediately preceding sentence, the Company shall make such adjustments to or interpretations of the provisions of this Article 8 as the Company shall deem necessary or desirable to carry out the intent of such provisions. If the Company deems it advisable, any such adjustments may take effect from the record date, the “when issued trading date,” the “ex dividend date” or another appropriate date.~~

~~21. The provisions of this Article 8 shall be binding upon the respective legatees, legal representatives, successors and assigns of the Covered Persons; provided, however, that a Covered Person may not assign or otherwise transfer any of its obligations under such provisions without the prior written consent of the Supervisory Board, if any, or its delegate and any assignment or other transfer of rights and/or obligations under this Article 8 by a Covered Person without such consent of the Supervisory Board, if any, or its delegate shall be void. In the event an external auditor has been appointed instead of a Supervisory Board under Article 17 of these Articles of Association, then such prior written consent shall refer to the prior written consent of the General Partner acting through a committee of at least three Limited Shareholders appointed by the General Partner or the delegate of such committee.~~

~~22. If requested by the Supervisory Board or its delegate (or in the event an external auditor has been appointed instead of a Supervisory Board under Article 17 of these Articles of Association, then if requested by the General Partner acting through a committee of at least three Limited Shareholders appointed by the General Partner or the delegate of such committee), each Covered Person shall execute such documents and take such further action as may be reasonably necessary to effect the provisions of this Article 8.~~

~~23. The Supervisory Board, if any, or its delegate may waive any of the provisions of this Article 8 to permit particular Covered Persons, a particular class of Covered Persons or all Covered Persons to Transfer Covered Shares in particular situations (such as Transfers to family members, partnerships or trusts) or generally.~~

~~The Supervisory Board, if any, or its delegate may impose such conditions as the Supervisory Board, if any, or its delegate determines on the granting of such waivers. The determinations of the Supervisory Board, if any, or its delegate under this paragraph 23 shall be final and binding and need not to be uniform and may be made selectively among Covered Persons (whether or not such Covered Persons are similarly situated). In the event an external auditor has been appointed instead of a Supervisory Board under Article 17 of these Articles of Association, then the authority of the Supervisory Board or its delegate under this paragraph 23 shall be vested in the General Partner acting through a committee of at least three Limited Shareholders appointed by the General Partner or the delegate of such committee.~~

~~24. For purposes of this Article 8, the following terms have the following meanings:~~

~~A “beneficial owner” of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose, or to direct the disposition of, such security, but for purposes of these Articles of Association a person shall not be deemed a beneficial owner of Covered Shares (A) solely by virtue of the application of the United States Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) Rule 13d-3(d) or Exchange Act Rule 13d-5 as in effect on April 18, 2001, (B) solely by virtue of the possession of the legal right to vote securities under applicable law (such as by proxy, power of attorney or appointment as corporate representative) or (C) held of record by a “private foundation” subject to the requirements of Section 509 of the United States Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder (or equivalent in other jurisdictions as determined from time to time by the Supervisory Board or its delegate, or in the event an external auditor has been appointed instead of a Supervisory Board under Article 17 of these Articles of Association, then as determined from time to time by the General Partner acting through a committee of at least three Limited Shareholders appointed by the General Partner or the delegate of such committee). “Beneficially own” and “beneficial ownership” shall have correlative meanings. For purposes of the determination of beneficial ownership only, the provisions of Article 8 shall not be deemed to transfer the investment power with respect to any Class I Common Shares.~~

~~“Covered Person” or “Covered Persons” shall mean those persons, other than the Company, who were Shareholders on the IPO Date; provided that any Covered Person who was not also a party to that certain Common Agreement dated as of April 19, 2002 among the Company and the other parties thereto on the date of adoption of this Article 8 shall not be subject to paragraph 12 of this Article 8.~~

~~“Company” means Accenture SCA, together, as the case may be and if the context so requires, with its Subsidiaries from time to time.~~

~~A Covered Person’s “Covered Shares” shall mean any Class I Common Shares beneficially owned by such Covered Person at the time in question. “Covered Shares” shall also include the securities that are defined to be “Covered Shares” in paragraph 20 of this Article 8. A Covered Person “acquires” Covered Shares when such Covered Person first acquires beneficial ownership over such Covered Shares.~~

~~The term “disabled” shall mean “disabled” as defined (i) in any employment agreement then in effect between the employee and the Company, or (ii) if not defined therein, or if there shall be no such agreement, as defined in the Company’s long-term disability plan as in effect from time to time, or (iii) if there shall be no plan, the inability of an employee to perform in all material respects his duties and responsibilities to the Company for a period of six (6) consecutive months or for an aggregate of nine (9)~~

~~months in any twenty-four (24) consecutive month period by reason of a physical or mental incapacity. Any question as to the existence of a disability as to which the employee and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the employee and the Company. If the employee and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determinations in writing. The determination of disability made in writing to the Company and the employee shall be final and conclusive for all purposes of this Article 8.~~

~~An “employee” shall include, without limitation, the owners and employees of partner personal service companies in certain countries with which the Company has personal service contracts (in each case as agreed by the Supervisory Board or its delegate, or in the event an external auditor has been appointed instead of a Supervisory Board under Article 17 of these Articles of Association, then as agreed by the General Partner acting through a committee of at least three Limited Shareholders appointed by the General Partner or the delegate of such committee), and any other similarly situated person designated as an “employee” by the Supervisory Board or its delegate (or in the event an external auditor has been appointed instead of a Supervisory Board under Article 17 of these Articles of Association, then as designated by the General Partner acting through a committee of at least three Limited Shareholders appointed by the General Partner or the delegate of such committee).~~

~~“Employee Covered Person” shall mean a Covered Person that is an employee of the Company at the time in question, provided that if the Company has received notice that any Covered Person intends to terminate such Covered Person’s employment with the Company (except in the case of notice with respect to retirement or disability), such Covered Person shall be deemed not to be an Employee Covered Person.~~

~~“IPO Date” shall mean July 24, 2001, the date of completion of Accenture Ltd’s initial public offering.~~

~~“Non-Competition Agreement” shall mean, collectively, any Non-Competition Agreement, dated as of April 18, 2001, among the Company and the partners from time to time party thereto as such agreement may be amended from time to time or any agreement having a similar effect.~~

~~“Permitted Basket Transaction” shall mean the purchase or sale of, or the establishment of a long or short position in, a basket or index of securities (or of a derivative financial instrument with respect to a basket or index of securities) that includes securities of the Company, in each case if such purchase, sale or establishment is permitted under the Company’s policy on hedging with respect to securities of the Company and other relevant policies, including insider trading policies, as announced from time to time.~~

~~“Sole Beneficial Owner” shall mean a person who is the beneficial owner of Covered Shares, who does not share beneficial ownership of such Covered Shares with any other person (other than pursuant to these Articles of Association, the Non-Competition Agreement or applicable community property laws) and who is the only person (other than pursuant to applicable community property laws) with a direct economic interest in the Covered Shares. An economic interest of the Company (or of any other person with respect to which the Company has expressly agreed to in writing) as pledgee shall be disregarded for this purpose. A Covered Person that holds Covered Shares indirectly through a wholly-owned personal holding company shall be considered the “Sole Beneficial Owner” of such Covered Shares, provided that such personal holding company is a Covered Person hereunder. In respect of Covered Shares held a personal holding company or a trust structure, the share register shall~~

~~refer both to the legal entity or trust, respectively, as the legal owner and record owner of the Covered Shares and the beneficial owner(s) of the legal entity or trust, respectively.~~

~~“Subsidiary” shall mean any person in which Accenture SCA owns, directly or indirectly, at least a majority of the equity, economic or voting interest.~~

~~“Transfer” shall mean any sale, transfer, pledge, hypothecation, redemption or other disposition, whether direct or indirect, whether or not for value, and shall include any disposition of the economic or other risks of ownership of Covered Shares, including short sales of securities of the Company, option transactions (whether physical or cash settled) with respect to securities of the Company, use of equity or other derivative financial instruments relating to securities of the Company and other hedging arrangements with respect to securities of the Company, in each such case other than Permitted Basket Transaction.~~

Article 9 – Liability of Shareholders

The Limited Shareholders are only liable up to the amount of their capital contribution made to the Company.

The General Partner’s liability is and shall be unlimited.

Article 10 – Meetings of Shareholders

The annual general meeting of Shareholders shall be held, in accordance with Luxembourg law, in Luxembourg at the registered office of the Company, or at such other place in Luxembourg as may be specified in the notice of meeting, on November 15 at 12:00 noon. If such day is not a Luxembourg business day, the annual general meeting shall be held on the next following Luxembourg business day.~~”~~

Other meetings of Shareholders may, subject to applicable law, be held at such place and at such time as may be specified by the General Partner in the respective notices of meeting.

For the purposes of the Articles of Association, a “Luxembourg business day” shall mean a day on which banks are ordinarily open for business in the City of Luxembourg, Luxembourg.

Article 11 – Notice, quorum, proxies, majority

The notice periods and quorum rules required by the Law shall apply with respect to the meetings of Shareholders of the Company, as well as with respect to the conduct of such meetings, unless otherwise provided herein.

Each Share is entitled to one vote. A Shareholder may act at any meeting of Shareholders by appointing another person in writing (whether in original or by telefax, cable, telegram or telex), whether a Shareholder or not, as its proxy.

Except as otherwise required by law or by these Articles of Association, resolutions at a meeting of Shareholders will be passed by a simple majority of those Shares represented and voting at the meeting and with the consent of the General Partner.

The following matters shall require a quorum (if and when required as a matter of the Law) of half of the Company’s issued and outstanding Shares and a two-thirds majority vote of those Shares represented and voting at the meeting:

(i) amendment of these Articles of Association;

(ii) dissolution and the liquidation of the Company;

(iii) setting of the authorised share capital and the authorisation given to the General Partner to increase the Company’s share capital within the limits of the authorisation;

(iv) decrease of the Company’s share capital; and

(v) sale of all or substantially all of the Company’s assets.

The following matters shall require a unanimous resolution of all the Shareholders of the Company:

(i) the redomestication of the Company (i.e. its migration) by the change of the nationality of the Company; and

(ii) the assessment of the Shareholders.

~~The Shares shall, as a rule, vote as a single class. Matters adversely affecting the rights of the holders of a specific share class only shall require a quorum (if and when required as a matter of the Law) of half of the class’ issued and outstanding Shares and a two-thirds majority vote of the Shares of that share class and, in respect of such matters but only in respect of such matters, the holders shall vote as a separate class.~~

Article 12 – Convening notice

Shareholders’ meetings shall be convened by the General Partner or by the Supervisory Board, if any, pursuant to a notice setting forth the agenda and sent by registered mail at least eight days prior to the meeting to each Shareholder at the Shareholder’s notice address on record or, failing which, its residence address on record in the share register of the Company or by two publications in each of the Luxembourg press and in the Luxembourg Official Gazette (Mémorial), whereby the first publication shall be made so that the second publication shall be made at least eight days prior to the meeting and with there being at least an eight-day interval between the first and the second publications for the meeting.

If all the Shareholders are present or represented at a meeting of Shareholders, and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice.

The General Partner may determine all reasonable conditions that must be fulfilled by Shareholders for them to participate in any meeting of Shareholders.

Article 13 – Powers of the meeting of Shareholders

Any regularly constituted meeting of Shareholders of the Company shall represent the entire body of Shareholders of the Company. The meeting of Shareholders may resolve on any item only with the consent of the General Partner.

Article 14 – Management

The Company shall be managed by the General Partner who shall be the liable partner (associé—gérant ~~—~~ commandité) and who shall be personally, jointly and severally liable with the Company for all liabilities which cannot be met out of the assets of the Company.

The General Partner is vested with the broadest powers to perform all acts of administration and disposition in the Company’s interest which are not expressly reserved by the Law or by these Articles of Association to the meeting of Shareholders or to the Supervisory Board, if any.

The General Partner shall have the sole authority to institute and direct court proceedings and to negotiate, settle and compromise disputes on behalf of the Company and may delegate this authority to such persons or committees as it may designate.

The General Partner shall have the power on behalf and in the name of the Company to carry out any and all of the purposes of the Company and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary, advisable or useful or incidental thereto. Except as otherwise expressly provided, the General Partner has, and shall have full authority in its discretion to exercise, on behalf of and in the name of the Company, all rights and powers necessary or convenient to carry out the purposes of the Company.

Article 15 – Authorised signature

The Company shall be bound by the corporate signature of the General Partner as made by the individual or joint signatures of any other persons to whom authority shall have been delegated by the General Partner as the General Partner shall determine in its discretion.

Article 16 – Remuneration of General Partner; Expenses

The General Partner shall receive no remuneration from the Company for its duties. To the largest extent permitted by applicable law, ~~but without prejudice to the second paragraph of Article 8,~~ the Company shall bear, and reimburse for, the costs and expenses incurred by the General Partner resulting from the performance of its duties and/or actions taken on behalf of and/or for the benefit of the Company and may make advances to the General Partner in connection therewith (including, without limitation, losses, damages and defense costs resulting from actual or threatened third party claims).

Article 17 – Supervisory Board/External Auditor

The affairs of the Company and its financial situation including particularly its books and accounts shall be supervised by a supervisory board composed of at least three board members (herein referred to as the “Supervisory Board”). However, if instead of a Supervisory Board an external auditor (réviseur d’entreprises) shall be proposed by the General Partner and appointed by a simple majority vote of the general meeting of Shareholders amongst the members of the Institut des réviseurs d’entreprises for the duration of and in accordance with the terms of a service agreement to be entered from time to time in order to audit the Company’s annual accounts in accordance with applicable Luxembourg law, no Supervisory Board shall be elected by the general meeting of the Shareholders.

The Supervisory Board, if any, shall be elected by a simple majority vote of the general meeting of Shareholders for a maximum term of six years, which shall be renewable.

The general meeting of Shareholders shall determine the remuneration, if any, of the Supervisory Board, if a Supervisory Board is elected.

The Supervisory Board, if any, shall be convened by its chairman (as appointed by the Supervisory Board, if any, from the Board members) or by the General Partner.

Written notice of any meeting of the Supervisory Board, if any, shall be given to all members of the Supervisory Board, if any, with at least eight days prior notice, except in circumstances of emergency, in which case the nature of such circumstances shall be set forth in the notice of the meeting. This notice may be waived by the consent in writing, whether in original or by cable, telegram, telefax or telex of each member. Separate notice shall not be required for individual meetings held at times and places prescribed in a schedule previously adopted by resolution of the Supervisory Board, if any. If all the members of the Supervisory Board, if any, are present or represented at a meeting of Supervisory Board, if any, and if they state that they have been informed of the agenda of the meeting, the meeting may be held without prior notice.

Any member may act at any meeting of the Supervisory Board, if any, by appointing in writing, whether in original or by cable, telegram, telex, telefax or other electronic transmission another member as his proxy.

The Supervisory Board, if any, can deliberate or act validly only if at least the majority of its members are present or represented. Resolutions shall be approved if taken by a majority of the votes of the members present or represented at such meeting. Resolutions may also be taken in one or several written instruments signed by all the members.

No member of the Supervisory Board, if any, shall be liable in respect of any negligence, default or breach of duty on his own part in relation to the Company and each member of the Supervisory Board, if any, shall be indemnified out of the funds of the Company against all liabilities, losses, damages or expenses arising out of the actual or purported execution or discharge of his duties or the exercise of his powers or otherwise in relation to or in connection with his duties, powers or office; provided that this exemption from liability and indemnity shall not extend to any matter which would render them void pursuant to Luxembourg law.

Article 18 – Accounting year – Accounts

The accounting year of the Company shall begin on 1st September and it shall terminate on 31st August of each year.

The accounts of the Company shall be stated in ~~euro~~Euro and/or United States ~~dollars~~Dollars or in any other functionnal currency as decided by the General Partner.

Article 19 – Allocation of profits

From the annual net profits of the Company, five per cent (5%) shall be allocated to the legal reserve as required by the Law. This allocation shall cease to be required as soon as such legal reserve amounts to ten per cent (10%) of the nominal issued share capital of the Company as stated in Article 5 hereof as increased or reduced from time to time.

The General Partner shall determine how the annual net profits shall be disposed of, and it shall decide to pay dividends from time to time, as it, in its discretion, believes to suit best the corporate purpose and policy of the Company. A general meeting of Shareholders shall have to approve the General Partner’s decision to pay dividends as well as the profit allocation proposed by the General Partner.

Dividends may be paid in Euro or in United States Dollars or in any other currency determined by the General Partner and they may be paid at such places and times as shall be determined by the General Partner.

The General Partner may decide to pay interim dividends under the conditions and within the limits laid down in the Law. According to the provisions of the Law, the General Partner may proceed to the payment of interim dividends not more than two months after the date at which interim accounts have been made up in that respect. The payment of dividends, if fully or partially drawn from distributable reserves, whether or not the premium reserve, requires the prior authorisation of a general meeting of Shareholders. Such authorisation can be given for a specific event and a specific transaction or be a general authorisation and cover a number of transactions or cover a certain period of time.

Article 20 – Dissolution and liquidation

The Company may be voluntarily dissolved by a resolution passed at a general meeting of Shareholders with the consent of the General Partner.

The liquidation shall be carried out by one or several liquidators (who may be physical persons or legal entities) named by a general meeting of Shareholders which shall also determine their powers and their remuneration.

Each holder of Shares of the Company shall be entitled (to the extent of the availability of funds or assets in sufficient amount), to the repayment of the nominal share capital amount corresponding to its Share holdings. ~~The liquidation proceeds (if any), including the return of nominal share capital, shall be paid so that each Class II Common Share shall entitle its holder to receive a liquidation payment equal to 10% of any liquidation payment to which a Class I Common Share or a Class III Common Share or a Class III Letter Share entitles its holder~~

Article 21 – Amendments

These Articles of Association may be amended from time to time by a general meeting of Shareholders, subject to the quorum and majority requirements provided by the laws of Luxembourg, and subject to the consent of the General Partner.

Article 22 – Tax Matters

The General Partner may, in its sole discretion, make any tax elections with respect to the Company, provided that the General Partner reasonably determines that any such election would not have an adverse tax impact on any Shareholder.

Article 23 – Applicable law

All matters not governed by these Articles of Association shall be determined by application of the provisions of Luxembourg law, and, in particular, of the Law.

Article 24 – Definitions

The “Average Price Per Share” as of any day shall equal the average of the high and low sales prices of Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Shares as reported on the New York Stock Exchange (or if the Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Shares are not listed or admitted to trading on the New York Stock Exchange, on the American Stock Exchange, or if the Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Shares are not listed or admitted to trading on the American Stock Exchange, on the Nasdaq National Market, or if the Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Shares are quoted on the Nasdaq National

Market, on the over-the-counter market as furnished by any nationally recognized New York Stock Exchange member firm selected by Accenture ~~Ltd~~plc for such purpose), net of customary brokerage and similar transaction costs as determined with respect to the Company and by the Company.

The “Market Price of an Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Share” as of any day shall equal the Average Price Per Share as of such day, unless Accenture ~~Ltd~~plc sells (i.e. trade date) shares of its Class A ~~Common~~Ordinary Shares on such day for cash other than in a transaction with any employee or an affiliate and other than pursuant to a preexisting obligation; in which case the “Market Price of an Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Share” as of such day shall be the weighted average sale price per share, net of brokerage and similar costs.

A “United States business day” shall mean a day other than a Saturday, Sunday or United States federal holiday and shall consist of the time period from 12:01 am through 12:00 midnight (Eastern time).

A “United States trading day” shall mean a day on which Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Shares are traded on the New York Stock Exchange or any other exchange on which they may be listed from time to time.

The “Valuation Ratio” at any time shall equal 1.00, provided that the Valuation Ratio shall be subject to adjustment from time to time pursuant to the following provisions of this Article ~~23.~~24. If at any time:

(i) Accenture ~~Ltd~~plc acquires or otherwise holds more than a de miminis amount of assets other than:

(a) its shareholding in the Company,

(b) any direct or indirect interest in its own shares (provided that such shares would not be treated as an asset of Accenture ~~Ltd~~plc on a consolidated balance sheet of Accenture ~~Ltd~~plc prepared in accordance with generally accepted accounting principles in the United States of America) or

(c) any assets that it holds only transiently prior to contributing or loaning such assets to the Company (provided that any such transiently held assets are so contributed or loaned prior to the end of the then current fiscal quarter of Accenture ~~Ltd~~plc),

(ii) Accenture ~~Ltd~~plc incurs or otherwise is liable for more than a de miminis amount of liabilities other than any liability for which it is the obligee under a corresponding liability of the Company or

(iii) circumstances otherwise require,

then

(1) the General Partner shall promptly inform the Supervisory Board, if any, and those members of the Supervisory Board, if any, that are also Limited Shareholders (in such capacity, the “Limited Shareholders Committee”) of such fact,

(2) the General Partner shall provide the Limited Shareholders Committee with such other information, including financial information or statements, as the Limited Shareholders

Committee may reasonably require in connection with the determinations contemplated by the following clause (3) of this sentence and

(3) each of the General Partner and the Limited Shareholders Committee shall use their best efforts to promptly:

(x) determine whether an adjustment to the Valuation Ratio is required in order to reflect the relative fair market values of an Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Share and a Class I Common Share and

(y) if such an adjustment is so required, determine a process for equitable adjustment of the Valuation Ratio (whether based on the financial statements of Accenture ~~Ltd~~plc or otherwise and whether a process for a one-time adjustment or recurring adjustments).

If the General Partner and the Limited Shareholders Committee determine that an adjustment in the Valuation Ratio is so required and determine a process for equitable adjustment of the Valuation Ratio, then the Valuation Ratio shall be adjusted by such process. If no agreement can be reached promptly (but in any event within 45 days) between the General Partner and the Limited Shareholders Committee as to whether any such adjustment is so required or as to a process for equitable adjustment, then the General Partner and the Limited Shareholders Committee shall choose an independent arbitrator (which may be a leading international investment bank) who is a recognized expert in the field of company valuation to (x) determine whether an adjustment to the Valuation Ratio is required in order to reflect the relative fair market values of an Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Share and a Class I Common Share and (y) if such an adjustment is so required, determine a process for equitable adjustment of the Valuation Ratio (whether based on the financial statements of Accenture ~~Ltd~~plc or otherwise and whether a process for a one-time adjustment or recurring adjustments). If the arbitrator determines that an adjustment in the Valuation Ratio is so required and determines a process for equitable adjustment of the Valuation Ratio, then the Valuation Ratio shall be adjusted by such process. Notwithstanding the foregoing, in the event an external auditor has been appointed instead of a Supervisory Board under Article 17 of these Articles of Association, then the Limited Shareholders Committee referred to herein shall refer to a committee of at least three Limited Shareholders appointed by the General Partner.

If Accenture ~~Ltd~~plc:

(i) pays a dividend or makes a distribution on its Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Shares in Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Shares,

(i) subdivides its outstanding Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Shares into a greater number of shares,

(iii) combines its outstanding Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Shares into a smaller number of shares,

(iv) makes a distribution on its Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Shares in shares of its share capital other than Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Shares or

(iv) issues by reclassification of its Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Shares any shares of its share capital, then the Valuation Ratio in effect immediately prior to such action shall be adjusted so that the holder of Class I Common Shares thereafter redeemed may receive the redemption price or number of shares of share capital of Accenture ~~Ltd~~plc, as the case may be, which it would have owned immediately following such action if it had redeemed immediately prior to such action (after taking into account any corresponding action taken by the Company).

In the event of any business combination, amalgamation, restructuring, recapitalization or other extraordinary transaction directly or indirectly involving Accenture ~~Ltd~~plc or any of its securities or assets as a result of which the holders of Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Shares shall hold voting securities of an entity other than Accenture ~~Ltd~~plc, the terms “Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Shares” and “Accenture ~~Ltd~~plc” shall refer to such voting securities formerly representing or distributed in respect of Accenture ~~Ltd~~plc Class A ~~Common~~Ordinary Shares and such entity, respectively.